Exhibit 10.4
ADRIAN JOHN SUMNALL EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made on this 29th day of November 2005, by and between Tricell, Inc., a Nevada corporation (“Company”), and Adrian John Sumnall, a resident of the United Kingdom (“Executive”).
PREMISES
     WHEREAS, the Company and Executive desire to memorialize employment terms that have been negotiated over the past several months;
     WHEREAS, Company desires to employ Executive as its Senior Vice President, pursuant to the terms and conditions hereof;
     WHEREAS, Executive possesses experience as a member of executive management of companies in the mobile phone and electronic commodities industry, and desires to serve as Company’s Senior Vice President; and
     WHEREAS, in consideration for Executive’s past and future services as Senior Vice President of the Company, Company desires to compensate Executive on terms set forth herein.
AGREEMENT
     NOW THEREFORE, with the above provisions incorporated herein by this reference, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the sufficiency of which is hereby expressly acknowledged, the parties hereto mutually agree as follows:
     1. Employment. Company hereby agrees to employ Executive and Executive hereby agrees to accept full time employment as Senior Vice President of Company, upon the terms and conditions set forth in this Agreement.
     2. Term. The employment of Executive by Company pursuant to this Agreement shall commence on November 29, 2005, and terminate three (3) years hereafter, unless sooner terminated pursuant to Section 4 below (hereinafter referred to as the “Service Period”).
     3. Compensation. In consideration for the services to be rendered by Executive, the Company shall compensate Executive as follows (such compensation and benefits being hereinafter referred to as “Compensation Benefits”):
     A. Base Salary. Company shall pay to Executive a base annual salary of £150,000 during the Service Period (such amount, as it may be increased from time to time, may sometimes hereinafter be referred to as “Base Salary”), which salary constitutes a continuation of the salary paid to Executive from Ace Telecom Limited (“Ace”). Company shall conduct a review of Executive twelve

(12) months from the date of this Agreement at which time Executive’s Base Salary may be evaluated. Executive acknowledges that this Base Salary shall constitute a mere continuation of the salary he received from the Company’s subsidiary Ace immediately prior to the effectiveness of this Agreement, and that such salary shall continue to be paid by Ace Telecom;
     B. Performance Bonus. In the event Ace generates gross profits of $125,000 during any month in the Service Period, Executive will be paid £12,500 at the end of said month as a bonus for Executive’s contribution to Ace’s performance.
     C. Discretionary Bonus. Executive shall be eligible to receive annual bonuses to be determined by the board of directors of Tricell inc..
     D. Year 1 Compensation. As compensation for the first year of Executive serving as Senior Vice President, the Company shall pay to Executive one million (1,000,000) shares of the Company’s Common Stock payable immediately upon the effective date of this Agreement. Executive acknowledges these shares will be restricted as to resale and may only be resold in accordance with appropriate securities laws;
     E. Year 2 & 3 Compensation. As compensation for the second and third year of Executive serving as Senior Vice President, Executive shall be granted an option to purchase one million (1,000,000) shares of the Company’s Common Stock in the event the Executive continues to serve as the Company’s Senior Vice President on November 29, 2006, and another option to purchase one million (1,000,000) shares of the Company’s Common Stock in the event the Executive continues to serve as the Company’s Senior Vice President on November 29, 2007, for total options to purchase two million (2,000,000) shares, with such option shares bearing an exercise price equal to the average closing trading price of the Company’s Common Stock for the thirty (30) business days prior to November 29, 2006, and prior to November 29, 2007, respectively, as more fully addressed in the Stock Option Agreement attached hereto as Exhibit A, which is incorporated herein by reference; and
     F. Ace. The Company and the Executive previously agreed that Executive would receive options to purchase 500,000 shares of common stock which would be payable to the Executive quarterly pro rata based on the post tax net profitability of Ace being at least £600,000 at the end of the first full year; However, because of the significant contribution Ace which satisfied this financial threshold in the first quarter post acquisition and the Executive have made to the Company as well as for incentive purposes, the Company decided to issue 500,000 shares of Tricell common stock the Executive immediately in lieu of options.

     4. Termination. Executive’s employment hereunder shall terminate as a result of any of the following events:
     A. Executive’s death;
     B. Executive shall be unable to perform his duties hereunder for a continuous period of at least six months or an aggregate of nine months during any continuous twelve month period by reason of illness, accident or other physical or mental disability, as verified by a licensed physician mutually selected by the Company and Executive (“Disability”);
     C. Termination by Executive upon thirty (30) days advance notice in writing to Company;
     D. Termination by Company for Cause, where “Cause” shall mean: (i) the final non-appealable conviction of Executive of a felony; (ii) gross misappropriation or theft of Company funds; or (iii) complete and total abandonment of duties for thirty (30) consecutive days (other than for reason of disability); and
     E. Termination by Company by giving thirty (30) days advance notice in writing to Executive.
     5. Representations and Warranties. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, and (ii) Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity which in any way may restrict, impair or limit the performance of his duties hereunder.
     6. Duties. During the term of this Agreement, Executive shall initially serve as the Senior Vice President of the Company. Executive shall perform the tasks and have the rights, powers and obligations normally associated with the office of Senior Vice President, including such other offices or positions that Company’s board of directors (“Board of Directors”) shall reasonably request.
     7. Non-Disclosure of Information. In exchange for the various consideration provided herein, Executive will not, directly or indirectly, during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, disclose to any person not authorized by Company to receive or use such information, except for the sole benefit of Company, any of Company’s confidential or proprietary data, information, or techniques, or give to any person not authorized by Company to receive any information that is not generally known to anyone other than Company or that is designated by Company as “Limited,” “Private,” or “Confidential,” or similarly designated.

     8. Expenses. Executive may incur reasonable expenses for promoting or developing Company’s business, including reasonable expenses for entertainment, travel, and similar items. The Company will reimburse Executive for all such expenses upon Executive’s periodic presentation of an itemized account of such expenditures.
     9. Entire Agreement. This Agreement constitutes the entire understanding between the parties hereby supersedes and invalidates any other prior covenants, conditions, representations, or agreements, oral or written, of any nature whatsoever, other than those herein contained.
     10. Severability. If any term, condition, clause, or provision of this Agreement shall be deemed to be void or invalid, then that term, condition, clause, or provision shall be stricken from this Agreement to the extent it is held to be void or invalid, and in all other respects this Agreement shall be valid and in full force and operation.
     11. Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received at the addresses written below on (i) the third business day after the date when sent by certified or registered mail; (ii) the next business day after the date sent by guaranteed overnight courier; or (iii) the date sent by telecopier or delivered by hand, in each case, to the addresses set forth below:

If to Company:	Tricell, Inc.
6 Howard Place
Stoke-on-Trent Staffordshire ST1 4NQ
United Kingdom
Attention: Andre Salt, CEO

With a Copy to:	Woltjen Law Firm
Attn: Kevin S. Woltjen
4144 N. Central Expwy., Suite 410
Dallas, Texas 75204
(214) 742-5555

If to Executive:	Adrian John Sumnall
33 Lawton St.
Congleton, Cheshire CW12 1RU
United Kingdom

or to such other addresses as the parties may specify in writing.
     12. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association or any other similar entity.

     13. Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without reference to the conflict of laws principles thereof. In the event any dispute regarding this Agreement arises between the parties and is not resolved at arbitration, such dispute shall be brought in a proper jurisdiction located within Dallas County, Texas.
     14. Attorney’s Fees. If any action at law or in equity, including an action for declaratory relief or any form of dispute resolution, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover actual attorney’s fees, court costs, and other costs incurred in proceeding with the action from the other party. The attorney’s fees, court costs or other costs, may be ordered by the fact finder, in any decision of any action described in this section or may be enforced in a separate action brought for determining attorney’s fees, court costs, or other costs. In the event Company is represented by in-house counsel and Company prevails in any such action or dispute resolution, all parties agree that Company may recover attorney’s fees incurred by that in-house counsel in an amount equal to that attorney’s normal fees for similar matters, or, should that attorney not normally charge a fee, by the prevailing rate charged by attorneys with similar background in that legal community.
     15. Assignment. This Agreement shall not be assignable by any party to this Agreement, except upon the written consent of all parties hereto. Executive shall not have the right to pledge, encumber, or dispose of the right to receive any Compensation Benefits under this Agreement, which Compensation Benefits and the right thereto are expressly declared to be non-assignable and nontransferable and, in the event of any attempted assignment or transfer, Company shall have no further liability hereunder.
     16. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same agreement.
     17. Right to Counsel. Executive hereby agrees that Company has advised and encouraged him to retain his own counsel and that he has had full opportunity to retain such counsel to review this document and advise him of the terms and conditions set forth herein.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal the day and year first above written.

TRICELL, INC.,	EXECUTIVE — Adrian John Sumnall
a Nevada corporation

/s/ Andre Salt	/s/ Adrian John Sumnall

Andre Salt, Chief Executive Officer	Adrian John Sumnall

EXHIBIT A
TRICELL, INC.
ADRIAN JOHN SUMNALL
STOCK OPTION AGREEMENT
     THIS STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of this 29th day of November 2005, by and between Tricell, Inc., a Nevada corporation (the “Company”), and Adrian John Sumnall (“Optionee”).
Background
     The Company desires to grant Optionee an option to purchase shares of common stock of the Company in exchange for services rendered by the Optionee to the Company.
Agreement
     NOW, THEREFORE, in consideration of the premises and the covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, it is agreed as follows:
     1. Non-Qualified Stock Option to Purchase Shares.
     (a) Number of Option Shares. The Company hereby grants to the Optionee a non-qualified stock option (the “Option”), to purchase two million (2,000,000) shares (the “Option Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”).
     (b) Exercise Period. The Option shall be exercisable, in whole or in part, subject to the vesting schedule and other terms set forth in this Agreement, until November 29, 2010 (the “Exercise Period”).
     (c) Vesting Schedule. The Option to purchase shares granted hereby shall vest in two (2) equal allotments as follows:
     (i) Fifty percent (50%) of the Option Shares shall be exercisable on November 29, 2006; and
     (ii) Fifty percent (50%) of the Option Shares shall be exercisable on November 29, 2007;
     Provided however that no option share shall vest unless Optionee remains employed by the Company per the terms of the Employment Agreement dated November 29, 2005 (“Employment Agreement”).

     (d) Exercise Price. Each of the Option Shares shall be exercisable upon the Company’s receipt of certified funds equal to, for each Option Share so exercised, the average closing trading price of the Company’s Common Stock for the thirty (30) business days prior to the date on which the Option Shares vest, with such payment being made in certified funds. If the Company’s Common Stock does not trade during the thirty (30) business days prior to the date on which the Option Shares vest, then the exercise price per share shall be the price at which the Common Stock last traded.
     2. Manner of Exercise and Terms of Payment.
     (a) Subject to the provisions of this Option, the Optionee may exercise any vested Options at any time during the Exercise Period; provided that the Option may be exercised with respect to whole Option Shares only; and provided further that the Option may not be exercised at any one time as to fewer than 100 Option Shares (or such number of Option Shares as to which the portion of the Option is then exercisable if such number is less than 100). In no event shall any portion of the Option be exercisable after the Exercise Period.
     (b) In accordance with Section 2(a) hereof, the Option may be exercised by delivering to the Company a notice of intent to exercise. The Optionee shall deliver such notice by such method (whether telephonic or written) as may be specified by the Company from time to time. Such notice shall specify the number of Option Shares as to which the Option is being exercised and shall be accompanied by payment in full, or adequate provision therefore, of the Option Price and any applicable withholding tax. The payment of the Option Price shall be made (i) in cash, (ii) by certified check or bank draft payable to the order of the Company, (iii) by tendering shares of the Company which have been owned by the Optionee for at least six months (and which are not subject to any pledge or other security interest), (iv) by having Option Shares with a fair market value on the date of exercise equal the Option Price sold by a broker-dealer, or (v) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the fair market value of any such shares so tendered to the Company as of the date of such tender or sold by a broker-dealer is at least equal to the Option Price. In the event the broker-assisted cashless exercise procedure is elected, to the extent permitted by applicable law and the Company, the optionee shall pay such amount to the Company as the Company deems necessary to satisfy its obligation to withhold federal, state or local income or other taxes incurred by reason of such exercise or make such other arrangements as are acceptable to the Company, all in accordance with Section 2 hereof.
     (c) In lieu of the payment methods set forth in this Section 2, the Optionee may elect to exercise all or some of this Option pursuant to this Section 2(c). If Optionee elects to exercise this Option as provided in this Section 2(c), Optionee shall tender at the principal office of the Company or its stock transfer agent, if any, the Option for the amount being exchanged, along with written notice of Optionee’s election to exercise some or all of the Option, and the Company shall issue and deliver to Optionee, within five (5) days following the Company’s receipt of this Option and notice, stock certificates representing the number of shares of the common stock computed using the following formula:

X =	Y(A-B)
A

Where: X	=	the number of shares of Common Stock to be issued to Optionee.

Y	=	the number of shares of Common Stock purchasable under the amount of the Option being exchanged (as adjusted to the date of such calculation).

A	=	the Fair Market Value of one share of the Common Stock.

B	=	Option Price (as adjusted to the date of such calculation).
     3. Withholding. The Optionee agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state, local or foreign tax withholding requirements or like requirement, including the payment to the Company at the time of any exercise of the Option of all taxes and requirements, and the Company shall have the right and is hereby authorized to withhold from the Option Shares transferable to the Optionee upon any exercise of the Option or from any other compensation of amount owing to the Optionee such amount (in cash, Option Shares (having a fair market value not in excess of the minimum amount required by law to be withheld) or other property, as the case may be) as may be necessary in the opinion of the Company to satisfy all such taxes, requirements and withholding obligations.
     4. Rights as Stockholder. Optionee or a permitted transferee of the Option shall have no rights as a stockholder of the Company with respect to any shares of common stock subject to such Option prior to his or her exercise of the Option.
     5. Adjustment of Purchase Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Option and the Option Price shall be subject to adjustment from time to time, as provided in Schedule A attached hereto.
     6. Investment Representation.
     (a) Optionee represents and warrants to the Company that Optionee is acquiring this Option and the Option Shares for Optionee’s own account for the purpose of investment and not with a view toward resale or other distribution thereof in violation of the Securities Act of 1933, as amended (“1933 Act”). Optionee acknowledges that the effect of the representations and warranties is that the economic risk of any investment in the Option and Option Shares must be borne by the Optionee for an indefinite period of time. This representation and warranty shall be deemed to be a continuing representation and warranty and shall be in full force and effect upon such exercise of the Option granted hereby.
     (b) Optionee understands that, as this Option has not been registered under the 1933 Act, the Company has affixed a restrictive legend stating that the Option is not registered under the 1933 Act and state securities laws and setting forth or referring to the restriction on transferability and sale thereof imposed by the 1933 Act or any applicable state securities law, and that the holder thereof agrees to be bound by such restrictive legend.
     (c) Optionee understands that, prior to such time as the Option Shares have been registered under the 1933 Act, the Company shall place a legend on each certificate for the Option Shares issued pursuant hereto, or any certificate issued in exchange therefore, stating that such securities are not registered under the 1933 Act and state securities laws and setting forth or referring to the restriction on transferability and sale thereof imposed by the 1933 Act or any applicable state securities law, and that the holder thereof agrees to be bound by such restrictive legend.
     7. Exercisability. The Option shall be exercisable only by Optionee, subject to the terms herein, during his lifetime or by his assigns, heirs, executors or administrators, as the case may be. The Option granted hereunder and the Option Shares underlying the Option may only be assigned in compliance with Section 8 herein and applicable securities laws.
     8. Non-Transferability.
     (a) Optionee shall not sell, transfer, assign, pledge for a loan, margin, hypothecate or exchange the Option or the Option Shares, except pursuant to the laws of descent, for a period of one (1) year from the date of grant, or otherwise as required by law.
     (b) Optionee recognizes that the Option Shares received pursuant to this Agreement will be subject to various restrictions on sale and/or transfer, including but not limited to, the restrictions imposed by Rule 144 under the 1933 Act. Notwithstanding any rights that Optionee may possess under the 1933 Act and any applicable state securities laws, Optionee hereby agrees that he or she shall not be entitled, and the Company shall be under no obligation, to remove the resale restriction from this Option. Optionee additionally agrees that the Company is under no obligation to remove the resale restriction from any Option Shares which exceed one percent (1%) of the Company’s then outstanding common stock during the ninety (90) days preceding the intended sale.

     9. Miscellaneous.
     (a) Termination of Other Agreements. This Agreement sets forth the entire understanding of the parties hereto with respect to the Option and Option Shares, and supersedes all prior arrangements or understandings among the parties regarding such matters.
     (b) Notices. Any notices required hereunder shall be deemed to be given upon the earlier of the date when received at, or (i) the third business day after the date when sent by certified or registered mail, (ii) the next business day after the date sent by guaranteed overnight courier, or (iii) the date sent by telecopier or delivered by hand, in each case, to the addresses set forth in the Employment Agreement.
     (c) Amendments and Waivers. The provisions of this Agreement may be amended or terminated in a writing signed by the Optionee and the Company.
     (d) Binding Effect. This Agreement will bind and inure to the benefit of the respective successors (including any successor resulting from a merger or similar reorganization), assigns, heirs, and personal representatives of the parties hereto.
     (e) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.
     (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original instrument and to be effective as of the date first written above. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
     (g) Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to one gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or” and (d) “including” has the inclusive meaning frequently identified with the phrase “but not limited to.” The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of the Agreement or the interpretation thereof in any respect.
     (h) Arbitration. In the event of any dispute between the Optionee and the Company as to the interpretation of any provision of this Agreement or the rights or obligations of the Optionee and Company hereunder, such dispute shall be resolved through binding arbitration in accordance with the rules of the American Arbitration Association or any other similar entity.

     IN WITNESS WHEREOF, the undersigned have executed, or have caused this Agreement to be executed, as of the day and year first above written.

TRICELL, INC.	OPTIONEE

/s/ Andre Salt	/s/ Adrian John Sumnall

Andre Salt,	Adrian John Sumnall
Chief Executive Officer

SCHEDULE A
Effect of Certain Transactions; Adjustment of Purchase Price and Number of Shares.
     1. Change of Control. In the event a “Change of Control” occurs at any time while this Option remains outstanding and unexpired, all unvested Options then outstanding under this Agreement shall immediately vest and become exercisable by the Optionee.
     For the purposes of this Agreement, “Change of Control” shall mean:
(a) the approval by the stockholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(b) any approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(c) any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or
(d) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either: (a) are directors of the Company as of the Effective Date; or (b) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (a), (b), or (c) above, or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
     2. Adjustment. The number and kind of securities purchasable upon the exercise of this Option and the Option Price shall be subject to adjustment from time to time upon the happening of certain events as follows:

(a) Subdivision or Combination of Shares. If the Company at any time while this Option remains outstanding and unexpired, shall subdivide or combine its Capital Stock, the Option Price shall be proportionately reduced, in case of subdivision of such shares, as of the effective date of such subdivision, or, if the Company shall take a record of holders of its Capital Stock for the purpose of so subdividing, as of such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of such shares, as of the effective date of such combination, or, if the Company shall take a record of holders of its Capital Stock for the purpose of so combining, as of such record date, whichever is earlier.
(b) Stock Dividends. If the Company at any time while this Option is outstanding and unexpired shall pay a dividend in shares of, or make other distribution of shares of, its Capital Stock, then the Option Price shall be adjusted, as of the date the Company shall take a record of the holders of its Capital Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the date of such payment or other distribution), to that price determined by multiplying the Option Price in effect immediately prior to such payment or other distribution by a fraction (a) the numerator of which shall be the total number of shares of Capital Stock outstanding immediately prior to such dividend or distribution, and (b) the denominator of which shall be the total number of shares of Capital Stock outstanding immediately after such dividend or distribution. The provisions of this subsection 2(b) shall not apply under any of the circumstances for which an adjustment is provided in subsection 2(a).
(c) Liquidating Dividends, Etc. If the Company at any time while this Option is outstanding and unexpired makes a distribution of its assets to the holders of its Capital Stock as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Company’s assets (other than under the circumstances provided for in the foregoing subsections (a) through (b)), the holder of this Option shall be entitled to receive upon the exercise hereof, in addition to the shares of Common Stock receivable upon such exercise, and without payment of any consideration other than the Option Price, an amount in cash equal to the value of such distribution per share of Common Stock multiplied by the number of shares of Common Stock which, on the record date for such distribution, are issuable upon exercise of this Option (with no further adjustment being made following any event which causes a subsequent adjustment in the number of shares of Common Stock issuable upon the exercise hereof), and an appropriate provision therefor should be made a part of any such distribution. The value of a distribution which is paid in other than cash shall be determined in good faith by the Board of Directors.
     3. Notice of Adjustments. Whenever any of the Option Price or the number of shares of Common Stock purchasable under the terms of this Option at that Option

Price shall be adjusted pursuant to Section 2 hereof, the Company shall promptly make a certificate signed by its President or a Vice President and by its Treasurer or Assistant Treasurer or its Secretary or Assistant Secretary, setting forth in reasonable detail the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Company’s Board of Directors made any determination hereunder), and the Option Price and number of shares of Common Stock purchasable at that Option Price after giving effect to such adjustment, and shall promptly cause copies of such certificate to be mailed (by first class and postage prepaid ) to the registered holder of this Option.

NOTICE OF EXERCISE
(To be signed only upon exercise of Option)
TO: Tricell, Inc.
The undersigned, the owner of Option to purchase                      shares of Common Stock of Tricell, Inc., a Nevada corporation (“Tricell”), hereby irrevocably elects to exercise such Option and herewith pays for the shares by giving Tricell a personal check or wire transfer in the amount of the Option Price as specified in the Option. The undersigned requests that the certificates for such shares be delivered to them according to instructions indicated below.
DATED this                     day of                                          200                    .

By:

Instructions for delivery: